Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

Amentum Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”) (1)	Other	1,311,589	$29.85 (4)	$39,150,931.65	0.0001531	$5,994.01
Equity	Common Stock (2)	Other	211,567	$29.85 (5)	$6,315,274.95	0.0001531	$966.87
Total Offering Amounts					$45,466,206.60		$6,960.88
Total Fee Offsets							—
Net Fee Due							$6,960.88

(1)	Consists of 1,311,589 shares of Common Stock reserved for issuance under the Amentum Holdings, Inc. 2024 Stock Incentive Plan.

(2)	Consists of 211,567 shares of Common Stock reserved for issuance under the Amentum Holdings, Inc. Employee Stock Purchase Plan.

(3)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminable number of additional shares of Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of shares of Common Stock on the trading market as reported on the New York Stock Exchange on November 5, 2024.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of shares of Common Stock on the trading market as reported on the New York Stock Exchange on November 5, 2024.